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                                                                    EXHIBIT 99.1

                               [TRUE VALUE LOGO]

For Immediate Release                          For more information, contact:
February 20, 2006                              True Value Media Relations
                                               (312) 240-2882


                          TRUE VALUE COMPANY ANNOUNCES
                             2005 FINANCIAL RESULTS
                 True Value Reports Revenue and Earnings Growth


     CHICAGO, FEB. 20, 2006 - True Value Company today reported 2005 revenue of $2,043.0 million, up 0.9% from 2004 revenue of $2,023.9 million. Comparable store sales were up 1.9%. The co-op also reported 2005 net margin of $47.6 million, up 10.2% from 2004 earnings of $43.2 million.

     True Value reported $501.1 million in revenue for the fourth quarter, up 5.6% from $474.7 million for the same period a year ago. The co-op also reported net margin of $22.5 million for the quarter ended December 31, 2005, up 108.3% compared to net margin of $10.8 million for the same period a year ago. The primary driver of the net margin increase was a $9.1 million gain on the sale of a manufacturing facility in December 2005. Excluding the gain on sale, net margin was up 24.1%

     President and Chief Executive Officer Lyle Heidemann said, "We're pleased with what our co-op accomplished during 2005. Earnings are the highest they have been since 1996, and 2005 is our fourth consecutive year of earnings increases. Sales through the fall season and especially during the fourth quarter were strong and 2005 was the first year over year increase since 1999. We feel we are poised to continue our growth trend in 2006."

     True Value, headquartered in Chicago, is one of the world's largest member-owned wholesale hardware cooperatives with sales of $2 billion in 2005. The True Value cooperative includes approximately 5,800 independent retailer locations worldwide operating under the store identities of True Value, Grand Rental Station, Taylor Rental, Party Central, Home & Garden Showplace and Induserve Supply. Additional information on True Value and its retail identities is available at www.truevaluecompany.com.

This earnings release may contain forward-looking statements that involve risks and uncertainties. The following factors could cause results to differ materially from management expectations as projected in such forward-looking statements: seasonal variations, competition, risks of new business areas, the availability and cost of real estate and construction, and changes in federal or state legislation or regulations. Members are referred to the "Cautionary Note Regarding Forward-Looking Statements" in the company's most recent Form 10-K, which Note is incorporated into this news release by reference.